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                                                                     EXHIBIT 8.1


                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017
                                  212-450-4000





                                                             August 22, 1997




Southern Peru Limited
180 Maiden Lane
New York, NY 10038

Ladies and Gentlemen:

         Reference is made to the prospectus (the "Prospectus") contained in the registration statement on Form S-4 dated August 22, 1997, being furnished by Southern Peru Limited to the Securities and Exchange Commission in connection with the Offer to Exchange 7.90% Series A Secured Export Exchange Notes due 2007 for all outstanding 7.90% Series A Secured Export Notes due 2007 of Southern Peru Limited.

         We are of the opinion that the summary contained in the Prospectus under the caption "Taxation -- United States Taxation" accurately describes the United States federal income and estate tax consequences referred to therein, subject to the qualifications stated therein.

         The discussion contained under the caption "Certain Tax Consequences of the Exchange Offer -- United States" in the Prospectus constitutes the opinion of Davis Polk & Wardwell, subject to the qualifications stated therein.

         We hereby consent to the use of our name under the caption "Taxation -- United States Taxation " in the Prospectus. The issuance of such consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.



                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell